Exhibit 10 (ii)

STATE OF NORTH CAROLINA                         AMENDMENT TO
                                                EMPLOYMENT AGREEMENT
COUNTY OF MECKLENBURG




THIS AMENDMENT, made and entered into effective the 21st day of June 1999, by and between FAMILY DOLLAR STORES, INC., a Delaware corporation (hereinafter referred to as the "Company"); and
R. James Kelly (hereinafter referred to as the "Employee");


                       W I T N E S S E T H:


WHEREAS, the Company and the Employee entered into an Employment Agreement effective December 17, 1996 (hereinafter referred to as the "Agreement"); and

WHEREAS, the Company and the Employee desire to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee agree as follows:

1.	In the first line of Section 1.01 of the Agreement after
	the word "corporation" add "or other entity".

2.	In the eighth line of Section 1.04 of the Agreement after
	the words "New Mexico" add ", Arizona".

3.	In the second line of Section 1.07(a) of the Agreement
	after the words "Chairman of the Board" add "or President".

4.	In the fifth line of Section 2 of the Agreement delete
	the date "January 31, 2000" and substitute in lieu thereof the date "September 1, 2001".

5.	In the fourth line of Section 3 of the Agreement after
	the words "Chairman of the Board of the Company" add "or
	President of the Company".

6.	In the fourth line of Section 5.01 of the Agreement
	delete the date "August 31, 1998" and substitute in lieu thereof the date "August 26, 2000".

7.	In the twenty-second line of Section 5.02 delete the
	words "customarily paid in December" and substitute in lieu thereof "actually paid to participants in the Target
	Bonus Plan".

8.	Section 5.02(c) of the Agreement is deleted and the
	following is substituted in lieu thereof:



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	"(c) Take twenty days (exclusive of Saturdays, Sundays and
paid Company holidays) of vacation during each of the periods between the Commencement Date and January 31, 1998; between February 1, 1998 and January 31, 1999; between February 1, 1999 and January 31, 2000; between February 1, 2000 and January 31, 2001; and take twelve days (exclusive of Saturdays, Sundays and paid Company holidays) of vacation during the period February 1, 2001 and September 1, 2001. Vacation time will accrue ratably during the course of said periods and cannot be accumulated from year to year."

9.	Section 6.02 of the Agreement is deleted and the
	following is substituted in lieu thereof:

	"6.02. Upon termination of this Agreement by the Company, other than for Cause, except for the provisions of Paragraph 4, the Employee's employment under the terms of this Agreement and all other agreements and contracts between the Employee, the Company and the Company's Affiliate and subsidiary corporations, shall be terminated effective on the Termination Date. In the event the Company terminates this Agreement prior to September 1, 2001, for reasons other than for Cause or Medical Disability, the Company shall pay to the Employee one hundred eighty (180) days of the base salary set forth in, or established by the Compensation Committee in accordance with, Paragraph 5.01 above (which shall constitute payment in full of the compensation due to the Employee hereunder). Any such payments shall be made in six (6) equal monthly installments with the first installment due and payable not later than thirty (30) days after the Termination Date. Payments made by the Company to the Employee under this Paragraph 6.02 are herein called "Termination Compensation." In the event the Employee accepts or begins other employment as an employee, consultant or in any other capacity prior to the date on which the last monthly installment of Termination Compensation is due and payable, the monthly payments of any unpaid balance of the Termination Compensation as of the date of such new employment shall be (i) eliminated if the monthly base salary and all other monthly remuneration and compensation from the new employment exceeds the monthly base salary of the Employee in effect on the date of the notice, or (ii) reduced to the amount by which the monthly base salary of the Employee in effect on the date of the notice exceeds the monthly base salary and all other monthly remuneration and compensation from the new employment. The Employee agrees to pursue reasonable, good faith efforts to obtain other employment in a position suitable to his background and experience.

	In the event this Agreement is not terminated by the Company or the Employee for any reason prior to September 1, 2001, and the Company and the Employee do not agree in writing before September 1, 2001, to extend the term of this Agreement beyond September 1, 2001, or to enter into a new agreement to extend the employment relationship beyond September 1, 2001, this Agreement shall terminate automatically on September 1, 2001, which shall be the Termination Date, and the Company shall pay to the Employee sixty (60) days of the base salary established by the Compensation Committee of the



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Board of Directors and in effect on September 1, 2001 (which shall constitute payment in full of the compensation due to the Employee hereunder). Any such payments shall be made in two (2) equal monthly installments with the first installment due and payable not later than thirty (30) days after the Termination Date".

10.	The first sentence of Section 7 of the Agreement is
	deleted and the following is substituted in lieu thereof:

      "7.	Exercise of Stock Options. Notwithstanding any
other provision of this Agreement and the 1989 Non-Qualified Stock Option Plan and the New Plan and form of Option Agreement, if the Company terminates this Agreement prior to February 28, 2001, for reasons other than for Cause or Medical Disability, the Employee shall be considered an employee of the Company through February 28, 2001, for the sole and limited purpose of permitting the Employee to exercise said option for one hundred fifty thousand (150,000) shares as described in Paragraph 5.02(b) above and to exercise any portion of the options for one hundred thousand (100,000) shares and fifty thousand (50,000) shares exercisable by the Employee in accordance with the terms of the 1989 Non-Qualified Stock Option Plan and the New Plan if said options have been granted to the Employee as referred to in Paragraph 5.02(b) above."

      11.	In Section 8 of the Agreement in the fourth line, delete
		the date "January 31, 2000" and substitute in lieu thereof the date "September 1, 2001"; in the twelfth line, delete the words "in December"; and in the sixteenth line, delete the date "December 15" and substitute in lieu thereof the date "on or about November 15".

      12.	All other terms and provisions of the Agreement shall
		remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate, all as of the day and year first above written.

                               FAMILY DOLLAR STORES, INC.

Attest:
                                By HOWARD R. LEVINE
                                   President and
                                   Chief Executive Officer

GEORGE R. MAHONEY, JR.
Secretary

(Corporate Seal)
                                   R. JAMES KELLY (SEAL)

Witness:
ALICE R. BARRIER